Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Genpact Limited:

We consent to the incorporation by reference in the registration statement (No-333-230982) on Form S-3, (No. 333-217804) on Form S-8, (No. 333-184296) on Form S-8, (No. 333-153113) on Form S-8 and (No. 333-145152) on Form S-8/A of Genpact Limited of our reports dated March 02, 2020, with respect to the consolidated balance sheets of Genpact Limited as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of Genpact Limited.  Our report refers to a change in accounting principle with respect to leases as of January 1, 2019.

Our report dated March 02, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, contains an explanatory paragraph that states that Genpact Limited acquired Rightpoint Consulting LLC and certain affiliated entities and riskCanvas Holdings, LLC during 2019,  and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019, Rightpoint Consulting LLC and certain affiliated entities and riskCanvas Holdings, LLC’s internal control over financial reporting associated with total assets of $300,275 thousand (of which $260,094 thousand represent goodwill and intangible assets within the scope of the assessment) and total revenues of $16,251 thousand included in the consolidated financial statements of the Company as of and for the year ended December 31, 2019. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Rightpoint Consulting LLC and certain affiliated entities and riskCanvas Holdings, LLC.

/s/KPMG

Gurugram, Haryana, India
March 02, 2020